Exhibit 10.1
FIRST AMENDMENT TO
AMENDED AND RESTATED OUTSOURCING SERVICES AGREEMENT
     This First Amendment to Amended and Restated Outsourcing Services Agreement (the “Amendment”) is entered into this 21st day of April, 2009, between DemandTec, Inc., a Delaware corporation (“DemandTec”) and Sonata Services Limited, a BVI company (“Service Provider”).
Recitals
     A. On May 1, 2006, DemandTec and Service Provider entered into an Amended and Restated Outsourcing Services Agreement (the “Outsourcing Agreement”) that contemplates that Service Provider shall provide engineering and support services to DemandTec pursuant to Statements of Work executed by the parties from time to time.
     B. On the same date, DemandTec and Service Provider entered into Statement of Work #2 “SOW 2”) pursuant to which Service Provider has been providing specific engineering and support services to DemandTec.
     C. Under Section 4 of the Outsourcing Agreement, the term of the Outsourcing Agreement (and any outstanding Statements of Work) expires on April 30, 2009, unless the parties mutually agree to extend the term.
     D. Service Provider wishes to extend the term for an additional three (3) years.
     E. DemandTec is willing to extend the term on the conditions that (1) Service Provider’s monthly rates are reduced, retroactive to March 1, 2009 and (2) the payment terms are changed from Net 30 to Net 45.
     F. Capitalized terms that are not defined herein shall have the meanings given to them in the Outsourcing Agreement.
Agreement
     The parties agree that effective as of March 1, 2009:
     1. Extension of Term. Section 4.1 of the Agreement is hereby amended and restated to read in full as follows:
“This Agreement shall commence on the Effective Date and, unless terminated earlier as described in this Section 4, shall continue for a term of six (6) years, subject to renewal by mutual agreement of the parties.”
     2. Reduction in Monthly Rates. The monthly rates described in SOW 2 are hereby amended and restated to read in full as follows:
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***	= CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     To effectuate the retroactive reduction in the monthly rates, the invoice that Service Provider delivers to DemandTec in May, 2009 (the “May Invoice”) shall show that the new monthly rates have been applied to all services rendered in April, 2009. The May Invoice shall also net out the difference between (a) the amount that DemandTec paid for services rendered during March under the old monthly rates and (b) the amount that DemandTec would have paid had the new rates been applied to the March services.
     3. Change in Payment Terms. The language under “Payment Terms” in SOW 2 is hereby amended to read in full as follows:
“Service Provider shall submit monthly invoices to DemandTec at the end of the month detailing the Services performed and the fees incurred in the previous month. DemandTec shall pay Service Provider all undisputed fees within 45 days of its receipt of invoice. A penalty of 0.5% per month shall apply to all late payments.”
     4. No Further Changes. Except as set forth above, the Outsourcing Agreement and SOW 2 shall remain in full force and effect in accordance with their respective terms.
     5. Counterparts. This Amendment may be executed in counterparts and delivered by facsimile and all so executed and delivered shall be considered a single original.
     IN WITNESS WHEREOF, we have set our hands hereto as of the date first written above.

DEMANDTEC, INC.		SONATA SERVICES LIMITED

By:	/s/ Mark Culhane	By:	/s/ Sean Gao

Name:	Mark Culhane	Name:	Sean Gao

Title:	EVP & CFO	Title:	General Manager

Date:	4/21/09	Date:	4/21/09